Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Qurate Retail, Inc.:

We consent to the use of our reports dated February 26, 2021, with respect to the consolidated balance sheets of Qurate Retail, Inc. and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive earnings (loss), cash flows, and equity for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2020, incorporated by reference herein.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases.

/s/ KPMG LLP

Denver, Colorado
June 1, 2021